Exhibit 99.1

FOR RELEASE March 12, 2014

China Biologic Reports Financial Results for the

Fourth Quarter and Fiscal Year 2013

-- FY13 Total Sales Up 10.0% to $203.4 Million --

-- FY13 Operating Margin Up 240 Basis Points to 42.7% --

-- FY13 Non-GAAP Net Income Up 22.9% to $59.0 Million --

-- Issues FY14 Forecast --

BEIJING, China – March 12, 2014 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its financial results for the fourth quarter and fiscal year 2013.

Fourth Quarter 2013 Financial Highlights

•	Total sales in the fourth quarter of 2013 increased by 25.3% to $42.6 million from $34.0 million in the same quarter of 2012.
•	Gross profit increased by 12.9% to $27.0 million from $23.9 million in the same quarter of 2012. Gross margin fell to 63.4% in the fourth quarter of 2013, from 70.4% in the fourth quarter of 2012 primarily due to certain non-recurring, higher-than-usual plasma costs for a portion of the products sold in the quarter.
•	Income from operations decreased by 10.4% to $12.5 million from $13.9 million in the same quarter of 2012. Operating margin decreased to 29.3% in the fourth quarter of 2013 from 41.0% in the same quarter of 2012 mainly due to higher selling expenses resulting from increased Placenta Polypeptide product shipments.
•	Net income attributable to the Company increased by 52.0% to $8.8 million from $5.8 million in the same quarter of 2012. Fully diluted net income per share was $0.32 in the fourth quarter of 2013 as compared to $0.21 in the same quarter of 2012.
•	Non-GAAP adjusted net income attributable to the Company was $9.6 million, representing a 32.2% increase from $7.3 million in the same quarter of 2012. Non-GAAP adjusted net income per share was $0.35, compared to $0.27 in the same quarter of 2012.

Fiscal Year 2013 Financial Highlights

•	Total sales in 2013 increased by 10.0% to $203.4 million from $184.8 million in 2012.
•	Gross profit in 2013 increased by 9.4% to $137.9 million from $126.0 million in 2012. Gross margin remained relatively stable at 67.8% and 68.2% in 2013 and 2012, respectively.
•	Income from operations in 2013 increased by 16.7% to $86.9 million from $74.5 million in 2012. Operating margin increased to 42.7% in 2013 from 40.3% in 2012.
•	Net income attributable to the Company increased by 20.7% to $54.6 million from $45.2 million in 2012. Fully diluted net income per share was $1.96 in 2013 as compared to $1.62 in 2012.
•	Non-GAAP adjusted net income attributable to the Company was $59.0 million, representing a 22.9% increase from $48.0 million in 2012. Non-GAAP adjusted net income per share was $2.12, compared to $1.79 in 2012.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are proud of the material increase to our year-over-year sales and net income results in spite of a temporary production suspension for GMP renewal at our Guizhou facility midway through the year and from a challenging comparison to strong 2012 financial results. Our steady growth was supported by rising market demand, favorable product pricing, stringent cost control measures, and most importantly, the expansion of our product portfolio and transition to a more profitable product mix. In 2013, we experienced a 16% increase in our plasma collection volume, mostly through organic growth at existing centers. In addition we added one new plasma collection center in Cao County and enlarged collection territory at two collection centers of our Guizhou subsidiary. During the year, we also improved our plasma utilization efficiency following the launch of our Factor VIII products. We are particularly pleased to have amassed a market share of 19% in China’s Factor VIII market during the first year of its launch.”

“In 2013, we accomplished a primary corporate goal of full compliance with Good Manufacturing Practice (“GMP”) standards at our various facilities. Through our efforts, our Shandong Taibang facility obtained the renewal of its GMP certification for plasma production in June 2013, while our Guizhou Taibang facility completed its GMP upgrade in January 2014. Moreover, in January 2014, we received GMP certification for the Placenta Polypeptide production facility at Guizhou. We are expecting to receive GMP certification and resume production in the second quarter as planned for our plasma production facility. As such, we expect higher growth with more products available for sales starting in the third quarter this year. We are confident that, with these upgrades, we can enhance our operating efficiency to meet growing market demand moving forward.”

Mr. Gao continued, “In an effort to expand our product portfolio and increase profitability, we continue to make progress in several important areas during 2013 that can contribute to our 2014 financial performance. We obtained SFDA approval to manufacture Human Prothrombin Complex Concentrate (“PCC”) at our Guizhou Taibang facility and also received SFDA manufacturing approval for a new dosage of FVIII (300IU), further reinforcing our industry leadership. We also initiated phase III clinical trials for Human Fibrinogen.”

“We continue our efforts to enhance our shareholding structure and increase shareholder value. During the last three quarters, we closed two share repurchase transactions, where we repurchased an aggregate 3.98 million shares of common stock for a total consideration of $99.6 million. The repurchased shares represent approximately 14.76% of the total common stock outstanding in early August prior to the first share repurchase.”

Mr. Gao concluded, “Looking into 2014, we are confident that we can further capitalize on growing demand for our products and achieve greater levels of revenue growth. We anticipate our plasma collection volume will continue to rise in both Shandong and Guizhou. We also see great opportunity to further penetrate sales of IVIG and higher-margin hyper-immune products in certain markets and increase our production and sales of Placenta Polypeptide products. We expect to strengthen our market leadership in human coagulation products, including FVIII, and introduce PCC to the market in 2014. With the strength of our current product portfolio and planned growth initiatives, we believe 2014 will be another promising year for our company.”

Fourth Quarter 2013 Financial Performance

Total sales in the fourth quarter of 2013 were $42.6 million, representing an increase of 25.3% from $34.0 million in the same quarter of 2012. The increase was mainly due to the substantial increase in albumin sales in Shandong and increased sales from Placenta Polypeptide in Guizhou.

Cost of sales increased by 54.7% to $15.6 million from $10.1 million in the same quarter of 2012. Cost of sales as a percent of total sales was 36.6%, compared to 29.6% in 2012. Volume and percentage increases in cost of sales were mainly caused by a portion of products sold during the quarter with higher-than-usual plasma cost resulting from certain non-recurring charges.

Total operating expenses in the fourth quarter of 2013 increased by 45.4% to $14.5 million from $10.0 million in 2012. As a percentage of total sales, total operating expenses increased to 34.1% from 29.4% in 2012. Volume and percentage increases in total operating expenses were mainly due to higher selling expenses resulting from increased Placenta Polypeptide product shipments.

Income from operations decreased by 10.4% to $12.5 million from $13.9 million in the same quarter of 2012 for the reasons states above. Operating margin decreased to 29.3% in the fourth quarter of 2013 from 41.0% in the same quarter of 2012.

Net income attributable to the Company increased by 52.0% to $8.8 million from $5.8 million in the same quarter of 2012. Fully diluted net income per share was $0.32 in the fourth quarter of 2013 compared to $0.21 in the same quarter of 2012.

Non-GAAP adjusted net income attributable to the Company was $9.6 million, or $0.35 per diluted share, in the fourth quarter of 2013, representing a 32.2% increase from $7.3 million, or $0.27 per diluted share, in the fourth quarter of 2012.

Fiscal Year 2013 Financial Performances

Total sales in 2013 were $203.4 million, an increase of 10.0% from $184.8 million in 2012. Excluding foreign exchange influence, the increase in sales was primarily attributable to a mix of price and volume increases in certain plasma based products.

During 2013, human albumin products and IVIG products remained the largest two sales contributors. The average price for human albumin products increased by approximately 10.1%, mainly due to the increase of retail price ceiling announced by NDRC at the beginning of 2013, which allowed the Company to increase ex-factory prices in certain regional markets. The average price for IVIG products remained relatively stable in 2013 as compared to 2012.

As a percentage of total sales, revenue from human albumin products was 44.1% in 2013 as compared to 44.6% in 2012. Sales volume for human albumin products decreased slightly by 1.2% in 2013, primarily due to the production suspension for GMP renewal in Guizhou Taibang starting from June 2013.

As a percentage of total sales, revenue from IVIG products was 38.0% in 2013 as compared to 39.0% in 2012. Sales volume for IVIG products increased by 6.0% in 2013, as a result of the Company’s efforts to engage new distributors to promote IVIG sales in certain tier-one cities.

For the year ended December 31, 2013, the sales increase of other products was mainly attributable to the newly-launched human coagulation factor VIII (200IU) in Shandong Taibang, which accounted for 2.1% of total sales in 2013.

Cost of sales increased by 11.3% to $65.5 million in 2013 from $58.8 million in 2012. Cost of sales as a percentage of total sales was 32.2%, as compared to 31.8% in 2012. Volume and percentage increases in cost of sales were mainly due to increased sales activities and increased raw plasma collection costs resulting from higher compensation paid to plasma donors.

Gross profit increased by 9.4% to $137.9 million in 2013 from $126.0 million in 2012.

Gross margin remained relatively stable at 67.8% and 68.2% in 2013 and 2012, respectively.

Total operating expenses in 2013 decreased slightly by 1.1% to $50.9 million from $51.5 million in 2012. As a percentage of total sales, total operating expenses decreased to 25.0% from 27.9% in 2012.

Selling expenses in 2013 decreased by 26.2% to $10.6 million from $14.4 million in 2012. As a percentage of total sales, selling expenses were 5.2%, down from 7.8% in 2012. The decrease was primarily due to the increased direct sales to the hospitals since the second half of 2012.

General and administrative expenses in 2013 increased by 6.0% to $36.1 million from $34.0 million in 2012. The increase in general and administrative expenses was mainly due to an increase in expenses related to payroll and employee benefits as a result of general salary increases, and an increase in non-recurring legal expenses. As a percentage of total sales, general and administrative expenses were 17.7% and 18.4% in 2013 and 2012, respectively.

Research and development expenses in 2013 were $4.2 million, representing an increase of 39.3% from $3.0 million in 2012. As a percentage of total sales, research and development expenses for the years ended December 31, 2013 and 2012 were 2.1% and 1.6%, respectively. The increase in research and development expenses was primarily due to the engagement of external expertise to improve production yields on certain hyper-immune products during the year ended December 31, 2013. In addition, China Biologic started the clinical trial program on human fibrinogen in 2013.

Income from operations in 2013 was $86.9 million, representing an increase of 16.7% from $74.5 million in 2012. Operating margin increased to 42.7% in 2013 from 40.3% in 2012.

Income tax expense in 2013 was $15.5 million, as compared to $15.2 million in 2012. The effective income tax rates were 16.8% and 18.7% for the years ended December 31, 2013 and 2012, respectively.

Net income attributable to the Company increased by 20.7% to $54.6 million in 2013, from $45.2 million in 2012. Net margins were 26.9% and 24.5% for the years ended December 31, 2013 and 2012, respectively. Fully diluted net income per share was $1.96, as compared to $1.62 in 2012.

Non-GAAP adjusted net income attributable to the Company was $59.0 million or $2.12 per diluted share in 2013, compared to $48.0 million or $1.79 per diluted share in 2012.

Non-GAAP adjusted net income and diluted earnings per share in 2013 excluded $4.4 million of non-cash employee share-based compensation expenses.

As of December 31, 2013, the Company had cash and cash equivalents of $144.1 million, compared to $129.6 million as of December 31, 2012.

Net cash provided by operating activities for the year ended December 31, 2013 was $74.3 million, as compared to $71.1 million for the same period of 2012. The increase in inventory for the years ended December 31, 2013 and 2012 were $10.4 million and $3.8 million, respectively. The increase in inventories was mainly due to increase of raw materials due to the continued supply of plasma by plasma stations of Guizhou Taibang during the production suspension for GMP renewal. The increase in accounts receivable was $5.7 million, largely in line with sales expansion in 2013. Accounts receivable turnover days decreased slightly from 28 days in 2012 to 26 days in 2013.

Net cash used in investing activities for the twelve months ended December 31, 2013 was $25.6 million compared to $26.8 million in the prior year period.

Net cash used in financing activities for the year ended December 31, 2013 was $38.5 million compared to $5.1 million in the prior year period. Net cash used in financing activities in 2013 mainly consisted of a payment of $29.6 million for share repurchase and a dividend of $16.9 million paid by the Company’s subsidiaries to the non-controlling interest shareholders, partially offset by proceeds of $5.4 million from the exercise of the stock options and contribution of $2.9 million from a non-controlling interest shareholder.

Outlook

For the full year of 2014, the Company expects total sales to be in the range of $230 million to $240 million. This guidance assumes only organic growth and excludes acquisitions and necessarily assumes no significant adverse price changes during 2014. The Company estimates full year non-GAAP adjusted net income to be in the range of $67 million to $69 million.

This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 8:00, Eastern Time on Thursday, March 13, 2014, which is 8:00 pm Beijing Time the same day, to discuss fourth quarter and fiscal year 2013 results and answer questions from investors. Listeners may access the call by dialing:

US:	+1 866 652 5200
International:	+1 412 317 6060
Hong Kong:	800 905 945
China:	400 120 1203
Passcode:	10042209

A telephone replay of the call will be available after the conclusion of the conference all through 9:00 am, Eastern Time on March 20, 2014. The dial-in details are:

US:	+1 877 344 7529
International:	+1 412 317 0088
Passcode:	10042209

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (Nasdaq: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of warrants. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected operating and financial performance in 2013, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended
	December 31,	December 31,	December 31,
	2013	2012	2011
	USD	USD	USD
Sales	203,356,856	184,813,495	153,092,289
Cost of sales	65,484,153	58,835,998	46,017,661
Gross profit	137,872,703	125,977,497	107,074,628

Operating expenses
Selling expenses	10,643,149	14,421,258	14,595,794
General and administrative expenses	36,073,871	34,034,360	31,519,824
Research and development expenses	4,223,165	3,032,719	3,978,233
Impairment loss of goodwill	-	-	18,160,281
Loss on abandonment and write-off of long-lived assets	-	-	6,603,028
Income from operations	86,932,518	74,489,160	32,217,468

Other income (expenses)
Equity in income of an equity method investee	2,170,473	2,665,881	1,858,171
Change in fair value of derivative liabilities	-	1,769,140	11,974,834
Interest income	4,433,326	2,910,297	1,356,950
Interest expense	(1,134,952)	(1,269,850)	(4,670,606)
Other income (expense), net	-	570,511	(453,949)
Total other income, net	5,468,847	6,645,979	10,065,400

Earnings before income tax expense	92,401,365	81,135,139	42,282,868

Income tax expense	15,540,301	15,163,147	10,899,513

Net income	76,861,064	65,971,992	31,383,355

Less: Net income attributable to noncontrolling interest	22,259,513	20,749,803	13,201,645

Net income attributable to China Biologic Products, Inc.	54,601,551	45,222,189	18,181,710

Net income per share of common stock:
Basic	2.05	1.73	0.73
Diluted	1.96	1.62	0.37
Weighted average shares used in computation:
Basic	26,410,819	26,153,540	25,028,796
Diluted	27,572,111	26,839,723	26,654,662

Net income	76,861,064	65,971,992	31,383,355

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	9,126,218	1,735,492	6,846,721

Comprehensive income	85,987,282	67,707,484	38,230,076

Less: Comprehensive income attributable to noncontrolling interest	23,951,559	21,163,655	15,320,805

Comprehensive income attributable to China Biologic Products, Inc.	62,035,723	46,543,829	22,909,271

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	144,138,487	129,609,317
Time deposit	6,608,612	-
Accounts receivable, net of allowance for doubtful accounts	17,270,132	11,206,244
Inventories	88,634,855	75,679,173
Prepayments and other current assets	7,641,061	5,664,919
Total Current Assets	264,293,147	222,159,653

Property, plant and equipment, net	73,149,072	51,325,177
Intangible assets, net	2,585,232	3,541,582
Land use rights, net	8,213,145	5,818,709
Deposits related to land use rights	13,667,130	14,752,574
Restricted cash and deposit	30,523,674	2,912,145
Equity method investment	11,349,807	10,537,310
Total Assets	403,781,207	311,047,150

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term bank loans	9,822,000	7,935,000
Accounts payable	4,445,732	2,908,624
Due to related parties	7,206,970	4,081,624
Other payables and accrued expenses	34,852,740	25,423,349
Advance from customers	2,908,853	2,857,420
Income tax payable	4,202,405	4,513,075
Total Current Liabilities	63,438,700	47,719,092

Long-term bank loans	30,000,000	-
Deferred income	3,003,895	2,912,145
Other liabilities	3,369,003	2,996,749
Total Liabilities	99,811,598	53,627,986

Stockholders' Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
27,341,744 and 26,629,615 shares issued at December 31, 2013 and 2012, respectively;
25,862,040 and 26,629,615 shares outstanding at December 31, 2013 and 2012, respectively	2,734	2,663
Additional paid-in capital	72,031,864	62,251,731
Treasury stock: 1,479,704 and nil shares at December 31, 2013 and 2012, respectively, at cost	(29,594,080)	-

Retained earnings	173,744,551	119,143,000
Accumulated other comprehensive income	21,506,494	14,072,322
Total equity attributable to China Biologic Products, Inc.	237,691,563	195,469,716

Noncontrolling interest	66,278,046	61,949,448

Total Stockholders' Equity	303,969,609	257,419,164

Commitments and contingencies	-	-

Total Liabilities and Stockholders' Equity	403,781,207	311,047,150

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,	December 31,	December 31,
	2013	2012	2011
	USD	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	76,861,064	65,971,992	31,383,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,096,650	5,792,418	4,253,661
Amortization	1,365,734	3,088,320	3,394,808
(Gain) loss on sale of property, plant and equipment	(123,777)	828,296	166,934
Impairment loss of goodwill	-	-	18,160,281
Loss on abandonment and write-off of long-lived assets	-	-	6,603,028
Provision for (reversal of) allowance for doubtful accounts, net	31,567	(1,904)	(19,611)
Provision for (reversal of) doubtful accounts - other receivables and prepayments	65,094	110,123	(10,254)
Write-down of obsolete inventories	-	-	270,929
Deferred tax expense (benefit)	112,632	1,127,433	(2,595,103)
Share-based compensation	5,050,796	4,544,927	4,896,232
Change in fair value of derivative liabilities	-	(1,769,140)	(11,974,834)
Amortization of deferred note issuance cost	-	-	91,945
Amortization of discount on convertible notes	-	-	3,503,767
Equity in income of an equity method investee	(2,170,473)	(2,665,881)	(1,858,171)
Change in operating assets and liabilities:
Accounts receivable	(5,667,386)	5,689,638	(6,126,742)
Prepayment and other current assets	(624,159)	(268,498)	(711,740)
Inventories	(10,432,492)	(3,750,200)	(17,079,263)
Accounts payable	1,621,917	(2,184,674)	431,836
Other payables and accrued expenses	2,534,476	(3,210,777)	6,061,066
Advance from customers	(38,086)	(2,034,138)	1,140,386
Due to related parties	66,349	734,037	-
Income tax payable	(446,911)	(904,655)	(1,512,591)
Net cash provided by operating activities	74,302,995	71,097,317	38,469,919

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(20,492,159)	(13,886,045)	(7,968,870)
Payment for intangible assets and land use rights	(1,327,148)	(14,059,397)	(424,971)
Refund of deposits related to land use right	2,100,150	-	-
Dividends received	565,425	1,109,115	1,209,880
Purchase of time deposit	(6,608,612)	-	-
Proceeds from sale of property, plant and equipment	194,749	83,134	56,709
Net cash used in investing activities	(25,567,595)	(26,753,193)	(7,127,252)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	5,394,070	727,317	300,000
Proceeds from warrants exercised	-	4,500,000	-
Payment for share repurchase	(29,594,080)	-	-
Proceeds from short-term bank loans	9,693,000	11,076,100	18,595,200
Repayment of short-term bank loans	(8,014,000)	(14,286,800)	(10,847,200)
Proceeds from long-term bank loans	30,000,000	-	-
Payment for deposit as security for long-term bank loans	(30,000,000)	-	-
Acquisition of noncontrolling interest	(1,963,913)	-	(7,635,000)
Dividends paid by subsidiaries to noncontrolling interest	(16,931,149)	(7,120,693)	(10,489,504)
Contribution from noncontrolling interest	2,891,422	-	-
Net cash used in financing activities	(38,524,650)	(5,104,076)	(10,076,504)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	4,318,420	957,434	3,204,304

NET INCREASE IN CASH AND CASH EQUIVALENTS	14,529,170	40,197,482	24,470,467

Cash and cash equivalents at beginning of year	129,609,317	89,411,835	64,941,368

Cash and cash equivalents at end of year	144,138,487	129,609,317	89,411,835

Supplemental cash flow information
Cash paid for income taxes	15,947,939	14,940,369	15,007,206
Cash paid for interest expense	347,602	446,381	890,312
Noncash investing and financing activities:
Convertible notes conversion	-	-	12,972,000
Transfer from prepayments and deposits to property, plant and equipment	7,728,824	38,452	959,660
Land use right acquired with prepayments made in prior periods	1,147,561	-	312,060
Acquisition of property, plant and equipment included in payables	4,252,428	104,300	83,226
Exercise of warrants that were liability classified	-	3,641,279	-
Restricted cash spent for property, plant and equipment	2,928,421	-	-

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended
	December 31,	December 31,
	2013	2012
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	9,623,074	7,279,757
Diluted EPS - Non GAAP	0.35	0.27
Non-cash employee stock compensation	(795,332)	(1,470,795)
Net Income Attributable to the Company	8,827,742	5,808,962
Weighted average number of shares used in computation of Non GAAP diluted EPS	26,910,788	27,147,351

	For the Years Ended
	December 31,	December 31,
	2013	2012
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	58,974,178	47,997,976
Diluted EPS - Non GAAP	2.12	1.79
Non-cash employee stock compensation	(4,372,627)	(4,544,927)
Gain from change in fair value of warrants	-	1,769,140
Net Income Attributable to the Company	54,601,551	45,222,189
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,572,111	26,839,723

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